UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AQUA METALS, INC.
(Name of Registrant as Specified in Its Charter)

PHILOTIMO FUND, LP KANEN WEALTH MANGEMENT, LLC DAVID L. KANEN ANTHONY AMBROSE ALAN B. HOWE PADNOS JEFFREY S. PADNOS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kanen Wealth Management, LLC, together with the other participants named herein (collectively, “Kanen”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of Aqua Metals, Inc., a Delaware corporation.

On March 26, 2018, Kanen issued the following press release:

KANEN NOMINATES SLATE OF FOUR HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION AT AQUA METALS’ 2018 ANNUAL MEETING

Believes Substantial Board Change Is Required to Reverse Years of Underperformance and Improve Operating Performance and Unlock Value

NEW YORK, NY – March 26, 2018 /PRNewswire/ -- Kanen Wealth Management, LLC (together with its affiliates, “Kanen”), a stockholder of Aqua Metals, Inc. (“Aqua Metals” or the “Company”)(NASDAQ: AQMS), with an ownership interest of approximately 7.9% of the Company’s outstanding shares, today announced that it has nominated a slate of four highly qualified candidates for election to the Company’s Board of Directors at the upcoming 2018 Annual Meeting of Stockholders.

David Kanen, the managing member of Kanen Wealth Management, stated, “We are incredibly disappointed by the prolonged and severe underperformance that has plagued Aqua Metals. The Company's stock price has precipitously declined by more than 85% in the past year alone. We believe that meaningful Board change is required to protect the best interests of all unaffiliated stockholders. Forty percent of the Company’s Board is composed of non-independent, management co-founders. We have lost confidence in their ability to enhance or maximize stockholder value. Our proxy contest will seek to refresh the Board with highly-qualified independent directors and provide just the type of pressure and impetus this Company needs to try to get back on track. We are open to continuing an open and constructive dialogue with the Company regarding a reconstitution of the Board, but we are determined to seeing this much-needed change through to fruition.”

Biographies of Kanen’s Nominees (in alphabetical order):

Anthony Ambrose, age 56, joined Data I/O Corporation (NASDAQ: DAIO) on October 2012 and has served as President and Chief Executive Officer. Prior to Data I/O Corporation, Mr. Ambrose was Owner and Principal of Cedar Mill Partners, LLC, a strategy consulting firm from 2011 to 2012.  From 2007 to 2011, he was Vice President and General Manager at RadiSys Corporation (NASDAQ: RSYS), a leading provider of embedded wireless infrastructure solutions, where he led three product divisions and worldwide engineering. At RadiSys Corporation, he established the telecom platform business and grew it to over $125M in annual revenues.  Until 2007, he was general manager and held several other progressively responsible positions at Intel Corporation (NASDAQ: INTC), a technology company, where he led development and marketing of standards based telecommunications platforms, and grew the industry standard server business to over $1B in revenues. Mr. Ambrose was appointed a director of Data I/O Corporation effective October 2012. He is a member of the EvergreenHealth Foundation Board of Trustees.  Mr. Ambrose has a B.S. in Chemical Engineering from Princeton University. The Nominating Stockholder believes that Mr. Ambrose’s extensive operating experience coupled with his significant executive experience in strategy development, business management, marketing, engineering, and new product development would make him a well-qualified addition to the Board.

Alan B. Howe, age 57, has served as co-founder and managing partner of Broadband Initiatives, LLC, a boutique corporate advisory and consulting firm, since 2001, and provides various strategic and operational consulting services to multiple corporate clients in that role. He served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008. He served as Chief Financial Officer and Vice President of Corporate Development for Teletrac, Inc., a software as a service company and subsidiary of Fortive Corporation (NYSE: FTV) from April 1995 to April 2001. Previously, he held various executive management positions for Sprint Corporation (NYSE: S), a telecommunications company (from December 1991 to April 1995), and Manufacturers Hanover Trust Company (n/k/a JPMorgan Chase & Co.) (NYSE: JPM), a banking and financial services company (from June 1987 to November 1991). He has served on the board of directors of Magicjack Vocaltec Ltd. (NASDAQ: CALL), an internet services provider, since April 2017; Chairman of Data I/O Corporation (NASDAQ: DAIO), a manufacturer of programming and automated device handling systems for programmable circuits, since 2013; Vice Chairman of the board of directors of Determine, Inc. (NASDAQ: DTRM), a software as a service, source-to-pay and enterprise contract lifecycle management (ECLM) solutions provider, since 2009; a board member of Widepoint (NYSE MKT: WYY), a provider of telecommunications solutions, since 2017, and a board member of CafePress (NASDAQ: PRSS), a provider of online customizable products, since 2018. He has also served on a number of private and public boards including in the past five years former reporting companies Qualstar Corporation (NASDAQ: QBAK), a manufacturer of magnetic tape data storage products, from June 2013 to June 2014, and Urban Communications (TSE.V: UBN), a fiber telecommunications company, from June 2016 to November 2017. He has a M.B.A. in Finance from Indiana University and a B.S. – Business Administration and Marketing from University of Illinois. The Nominating Stockholder believes that Mr. Howe’s experience in providing board and C-level leadership working with small-cap and micro-cap companies (both public and private) particularly in turnaround situations would make him a well-qualified addition to the Board.

David L. Kanen, age 52, has served as the Portfolio Manager and President of Kanen Wealth Management, LLC, an investment advisory firm,  since 2016. From 2012 to 2016, Mr. Kanen was the Senior Vice President of Investments of Aegis Capital Corporation, a  boutique investment bank and broker-dealer. Prior to that, from 2004 to 2012, he served as a Financial Advisor for a few financial firms, including Pointe Capital Management LLC, First Midwest and Williams Financial Group. He served as the Senior Vice president of Investments of A.G. Edwards & Sons, Inc., a securities broker-dealer and subsidiary of A.G. Edwards, Inc., from 1992 to 2004. He began his career in the financial services industry in 1988 where he worked as investment broker for David Lerner Associates, a securities broker-dealer, until 1992. He received his B.S. from Jacksonville University in 1988. The Nominating Stockholder believes that Mr. Kanen’s extensive experience in the financial sector including his time as a seasoned investment professional as the President of Kanen Wealth Management, LLC, would make him a valuable addition to the Board.

Jeffrey S. Padnos, age 69, has served as the Chairman of PADNOS, a provider of scrap processing and management services, since 2016. He joined the family-owned scrap processing and recycling business in 1979 and was promoted to President in 1988. Prior to his service at PADNOS, Mr. Padnos worked as a consultant for McKinsey and Company, a management consulting firm, from 1974 to 1978 where he spent four years with the international management consulting company in the Chicago and New York offices, working on a broad variety of engagements for leading US clients of the firm. He also worked at the New York City Environmental Protection Administration, from 1970 to 1972, where he worked with others to develop practical policies and legislation very early in the environmental movement and implemented the first trial runs in what has become the nation’s  largest  municipally-run recycling program. He has served on the boards of numerous organizations, including Wausau Insurance, Grand Rapids Symphony, the World Affairs Council, the Alliance for Health, and the Holland Chamber of Commerce. Mr. Padnos received his M.B.A. from Harvard Business School and his A.B. from Harvard College. The Nominating Stockholder believes that Mr. Padnos’ extensive experience in operations, including his experience as President of PADNOS, where he helped build the company from one location in Holland, Michigan, to 20 locations in Michigan and northern Indiana, with over 600 employees and sales which have exceeded $500M, would make him a valuable addition to the Board.

About Kanen Wealth Management, LLC

Kanen Wealth Management, LLC is a Florida-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Kanen invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all stockholders.

Investor contacts:

David L. Kanen, (631) 863-3100

www.kanenadvisory.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kanen Wealth Management, LLC, together with the other participants named herein (collectively, "Kanen"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the "SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of Aqua Metals, Inc., a public company formed under the laws of Delaware (the "Company").

KANEN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Philotimo Fund, LP ("Philotimo"), Kanen Wealth Management, LLC, David, L. Kanen, Anthony Ambrose, Alan B. Howe, PADNOS and Jeffrey S. Padnos.

As of the date hereof, Mr. Kanen beneficially owns 2,276,548 shares of Common Stock of the Company. Mr. Kanen directly beneficially owns 116,082 shares of Common Stock of the Company. Philotimo beneficially owns 300,000 shares of Common Stock of the Company. Kanen Wealth Management, LLC beneficially owns 1,860,466 shares of Common Stock of the Company. Kanen Wealth Management, LLC as the general partner of Philotimo, may be deemed the beneficial owner of the 300,000 shares of Common Stock owned by Philotimo. Mr. Kanen, as the managing member of Kanen Wealth Management, LLC may be deemed the beneficial owner of the 1,860,466 shares of Common Stock owned by Kanen Wealth Management, LLC and the 300,000 shares of Common Stock owned by Philotimo. As of the date hereof, Mr. Padnos beneficially owns 318,000 shares of Common Stock of the Company. Mr. Padnos directly beneficially owns 118,000 shares of Common Stock of the Company. PADNOS beneficially owns 205,200 shares of Common Stock of the Company. Mr. Padnos, as the Chairman of PADNOS, may be deemed the beneficial owner of the 205,200 shares of Common Stock of the Company owned by PADNOS.

As of the date hereof, Messrs. Ambrose and Howe do not directly or beneficially own any securities of the Company.